EXHIBIT 2.1

PURCHASE AND SALE AGREEMENT

by and between

 EMPIRE LOUISIANA LLC,

as Buyer,

and

CARDINAL EXPLORATION AND PRODUCTION COMPANY,

 as the Seller

 Dated July 23, 2018

i

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS AND REFERENCES		1
1.1	Certain Defined Terms	1

ARTICLE 2
PURCHASE AND SALE		5
2.1	Purchase and Sale	5
2.2	Effective Time	5
2.3	Purchase Price	5
2.4	Adjustments to Purchase Price and Settlement Statement	6

ARTICLE 3
BUYER'S ACCESS		8
3.1	Access to Assets	8
3.2	Access to Records	8
3.3	Indemnification	9

ARTICLE 4
[RESERVED]		9

ARTICLE 5
SPECIAL WARRANTY OF TITLE		9
5.1	Special Warranty of Title	9

ARTICLE 6
THE SELLER'S REPRESENTATIONS AND WARRANTIES		9
6.1	Organization/Qualification/Power	9
6.2	Authorization and Enforceability	9
6.3	Liability for Brokers' Fees	9
6.4	No Bankruptcy	10
6.5	Litigation	10
6.6	Taxes.	10
6.7	No Lien, No Violation	10
6.8	Material Agreements	11
6.9	Hydrocarbon Sales Contracts	11
6.10	Insurance	11
6.11	Governmental Authorizations	11
6.12	Hedge Agreements	11
6.13	Rentals, Royalties and Other Payments	11
6.14	Required Consents	11
6.15	Suspense Accounts and Division of Interest	11
6.16	Certain Disclaimers	12

ARTICLE 7
BUYER'S REPRESENTATIONS AND WARRANTIES		13
7.1	Organization and Standing	13
7.2	Power	13
7.3	Authorization and Enforceability	13
7.4	Liability for Brokers' Fees	13
7.5	Litigation	13
7.6	No Violation	13

ARTICLE 8
COVENANTS AND AGREEMENTS		14
8.1	Covenants and Agreements of the Seller	14
8.2	Covenants and Agreements of the Parties	15

ARTICLE 9
TAX MATTERS		16
9.1	Transfer Taxes	16
9.2	Apportionment of Asset Taxes	16
9.3	Post-Closing Tax Matters	17

ARTICLE 10
CONDITIONS PRECEDENT TO CLOSING		17
10.1	The Seller's Conditions	17
10.2	Buyer's Conditions	18

ARTICLE 11
RIGHT OF TERMINATION		19
11.1	Termination	19
11.2	Liabilities Upon Termination	19

ARTICLE 12
CLOSING		20
12.1	Date of Closing	20
12.2	Place of Closing	20
12.3	Closing Obligations	20

ARTICLE 13
POST-CLOSING OBLIGATIONS		21
13.1	Records	21
13.3	Further Assurances	21

ARTICLE 14
ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION; DISCLAIMERS		21
14.1	Indemnification	21
14.2	Limitations on Indemnities	22
14.3	Procedure	23

Article 15
MISCELLANEOUS		24
15.1	Schedules	24
15.2	Expenses	24
15.3	Notices	24
15.4	Amendments	25
15.5	Assignment	25
15.6	Headings	25
15.7	Counterparts; Electronic and Fax Signatures	25
15.8	References and Interpretation	25
15.9	Governing Law	25
15.10	Entire Agreement	26
15.11	Severability	26
15.12	Binding Effect	26
15.13	Survival of Warranties, Representations and Covenants	26
15.14	No Third-Party Beneficiaries	26

Defined Term	Section

Affiliate	1.1
Aggregate Claim Deductible	14.2(b)
Agreement	Opening paragraph
Asset Taxes	1.1
Assets	1.1
Burdens	1.1
Business Day	1.1
Buyer	Opening paragraph
Buyer Indemnified Parties	14.1(a)
Buyer Taxes	1.1
Buyer's Representatives	3.1
Casualty Loss	8.2(b)
Claim	14.3(b)
Claim Notice	14.3(a)
Closing	12.1
Closing Amount	2.3
Closing Date	12.1
Code	1.1
Contracts	1.1
day	1.1
Effective Time	2.2
Execution Date	Opening paragraph
Governmental Authority	1.1
Governmental Authorizations	6.11
Hydrocarbons	1.1
Income Taxes	1.1
Indebtedness	8.1(d)
Indemnification Cap	14.2(b)
Indemnified Party	14.3(a)

Indemnifying Party	14.3(a)
Interim Period	8.1(a)
Knowledge	1.1
Lands	1.1
Law	1.1
Leases	1.1
Losses	14.1
Material Agreements	6.8(a)
Operating Expenses	2.4(b)
Party; Parties	Opening paragraph
Pay-Off Letter	8.1(d)
Person	1.1
Post-Effective Time Tax Period	1.1
Pre-Effective Time Tax Period	1.1
Property Taxes	1.1
Purchase Price	2.3
Records	1.1
Seller Indemnified Parties	14.1(b)
Seller Marks	13.2
Seller Taxes	1.1
Seller	Opening paragraph
Settlement Statement	2.4
Severance Taxes	1.1
Straddle Period	1.1
Survival Period	15.13
Suspense Amounts	6.18
Tax; Taxes	1.1
Tax Controversy	9.3(d)
Tax Period	1.1
Tax Return	1.1
Taxing Authority	1.1
Transaction	12.1
Transfer Taxes	1.1
Wells	1.1(c)

List of Exhibits

Exhibit A	Leases
Exhibit B	Wells
Exhibit C	Contracts
Exhibit D	Surface Agreements
Exhibit E	Assignment and Bill of Sale

List of Schedules

Schedule 6.8(a)	Material Agreements
Schedule 6.15	Suspense Amounts
Schedule 8.1(d)	Pay-Off Letters
Schedule 15.3	Notices

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this "Agreement"), is dated July 23, 2018 (the "Execution Date"), by and between Empire Louisiana LLC, a Delaware limited liability company d/b/a Empire Louisiana LLC of Delaware ("Buyer"), and Cardinal Exploration and Production Company, a Louisiana corporation (the "Seller").  Buyer and the Seller are individually referred to herein as a "Party" or collectively as the "Parties".

RECITALS

A. The Seller owns certain oil and gas properties and assets as further described herein.

B. The Seller desires to sell to Buyer, and Buyer desires to purchase from the Seller, such oil and gas properties and assets for the purchase price and upon the terms and conditions hereinafter set forth.

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
 DEFINITIONS AND REFERENCES

1.1 Certain Defined Terms.  In addition to the terms defined elsewhere herein, the following terms will have the respective meanings assigned to them in this Section 1.1 when used in this Agreement with initial capital letters:

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

"Asset Taxes" means all Severance Taxes and Property Taxes.

"Assets" means all of the Seller's right, title and interest, whether legal, equitable, present, contingent or reversionary, in and to the following, as of the Effective Time:

(a) the oil and gas leases, subleases and other leasehold interests described on Exhibit A, together with all top leases, amendments, renewals, extensions or ratifications thereof (collectively, the "Leases"), and the lands covered by the Leases, or pooled, unitized, communitized or consolidated therewith (the "Lands"), together with all mineral interests, royalty interests, overriding royalty interests, net profits interests, carried interests, farmout rights, options, force pooled interests and non-consent interests covering or relating to the Leases or Lands;

(b) the oil, gas, casinghead gas, coalbed methane, condensate and other gaseous or liquid hydrocarbons, or any combination thereof, and all other lease substances under the Leases ("Hydrocarbons") that may be produced from the Leases and Lands as well as all Hydrocarbons in the tanks connected to the Wells as of the Effective Time regardless of whether or not such Hydrocarbons were produced prior to, on or after the Effective Time ("Hydrocarbons in Tanks");

(c) the oil, gas, water, disposal or injection wells located on the Lands, whether producing, shut-in, or temporarily abandoned, including those specifically described on Exhibit B (the "Wells"), and all of the personal property, equipment, fixtures and improvements used in connection therewith;

(d) the unitization, communitization and pooling agreements, declarations, orders, and the units created thereby, relating to the Leases and to the production of Hydrocarbons, attributable to the Leases and Wells, including the units described on Exhibit A;

(e) all equipment, machinery, fixtures and other tangible personal property and improvements located on, used or held for use in connection with the operation of the properties and interests described in clauses (a) through (d) of this definition (including without limitation, well equipment, tanks, fixtures, injection facilities, production facilities, saltwater disposal facilities, compression facilities, pumping units, flow lines, pipelines, gathering systems, gas and oil treating facilities, measurement facilities, and other appurtenances, improvements and facilities), and all pipes, casing, tubing, tubulars, fittings, and other spare parts, supplies, tools, and materials held as inventory in connection with the properties and interests described in clauses (a) through (d) of this definition;

(f) all contracts, operating agreements, exploration agreements, development agreements, balancing agreements, farmout agreements, exploration agreements, participation agreements, exchange agreements, water rights agreements; service agreements, transportation, processing, treatment and gathering agreements, Hydrocarbon sales agreements, equipment leases and other contracts, agreements and instruments to the extent related to the exploration, development or operation of the properties and interests described in clauses (a) through (f) of this definition or the gathering, processing, transportation, marketing or disposition of Hydrocarbons or water produced therefrom (the "Contracts"), including without limitation those described on Exhibit C; provided that "Contracts" shall not include the Leases;

(g) all surface leases, permits, rights-of-way, servitudes, licenses, easements and other surface rights agreements used or held in connection with the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Leases, Lands, or Wells, including all of the foregoing described on Exhibit D;

(h) all Well logs, tests, production records, gravitational data and geological, seismic and other geophysical data or information (other than interpretative information), in each case attributable to the Leases, Lands, or Wells (whether electronic or hardcopy);

(i) all claims and causes of action, whether asserted or unasserted, known or unknown, but only to the extent such claims, rights and causes of action affect the value of any of the properties and interests described in clauses (a) through (h) of this definition after the Effective Time, and where necessary to give effect to the assignment of such rights, claims and causes of action, the Seller grants to Buyer the right to be subrogated to such rights, claims and causes of action;

(j) subject to Section 8.2(b), all rights to claims against, warranties made by, insurance proceeds held by, and indemnities and releases from, third parties to the extent relating to the Assets; and

(k) originals (or copies if the Seller does not possess originals) of all files, records, and data in the possession of the Seller relating to the properties and interests described in clauses (a) through (j) of this definition (the "Records"), which Records shall include lease records; well records; division order records; contract records; well files; logs and other well data, engineering data; title records (including ownership reports, abstracts of title, title opinions and memoranda, and title curative documents); production records; regulatory filings; environmental and worker safety records; accounting records and Asset Tax records, provided that the Seller shall be entitled to retain copies of all Asset Tax records.

"Business Day" means any day other than a Saturday, Sunday or a day on which national banks are allowed by the Federal Reserve System to be closed.

"Burdens" shall mean any royalty interests (including landowner's, overriding, and nonparticipating), net profits interests, production payments, or other similar burdens measured by or payable out of production of Hydrocarbons.

"Buyer Taxes" means any (i) Income Taxes imposed by any applicable Law on Buyer, any of its Affiliates or any consolidated, combined or unitary group of which Buyer is or was a member; and (ii) any Asset Taxes allocable to Buyer pursuant to Section 9.2 (taking into account, and without duplication of, (A) such Asset Taxes effectively borne by Buyer as a result of adjustments to the Purchase Price made pursuant to Section 2.4, and (B) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 9.2(d)).

"Code" means the Internal Revenue Code of 1986, as amended.

"day" without further qualification means a calendar day.

"Governmental Authority" means any national, state or local government or any subdivision, agency, court, commission, department, board, district, bureau, regulatory authority or other division or instrumentality thereof.

"Income Taxes" means all Taxes based upon, measured by, or calculated with respect to (a) gross or net income or gross or net receipts or profits (including, but not limited to, franchise Tax and any capital gains, alternative minimum Taxes, net worth and any Taxes on items of Tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (b) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax described in clauses (a) or (b) above, and (d) and any penalties, additions to Tax, and interest levied or assessed with respect to a Tax described in (a), (b), or (c).

"Knowledge" means the actual knowledge, in the case of the Seller, of Steven W. Kent II, and, in the case of Buyer, of Thomas W. Pritchard and Michael Morrisett.

"Law" shall mean any applicable statute, law (including the common law), ordinance, regulation, rule, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any Governmental Authority.

"Person" shall mean any natural person, corporation, partnership, trust, limited liability company, court, agency, government, board, commission, estate or other entity or authority.

"Post-Effective Time Tax Period" means any Tax Period beginning after the Effective Time and the portion of any Straddle Period beginning after the Effective Time.

"Pre-Effective Time Tax Period" means any Tax Period ending on or before the Effective Time and the portion of any Straddle Period ending on the Effective Time.

"Property Taxes" means all ad valorem, real property, personal property, and all other Taxes and similar obligations, and any penalties, additions to Tax, and interest levied or assessed thereon, assessed against the Assets or based upon or measured by the ownership of the Assets, but not including Income Taxes, Severance Taxes, or Transfer Taxes.

"Seller Taxes" means any (a) Income Taxes imposed by any applicable Law on the Seller, any of its Affiliates or any consolidated, combined or unitary group of which the Seller is or was a member; and (b) any Asset Taxes allocable to the Seller pursuant to Section 9.2 (taking into account, and without duplication of, (i) such Asset Taxes effectively borne by the Seller as a result of adjustments to the Purchase Price made pursuant to Section 2.4, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 9.2(d)).

"Severance Taxes" means all extraction, production, excise, net proceeds, severance, windfall profit and all other Taxes and similar obligations, and any penalties, additions to Tax, and interest levied or assessed thereon, with respect to the Assets that are based upon or measured by the production of Hydrocarbons or the receipt of proceeds therefrom, but not including Property Taxes, Income Taxes, and Transfer Taxes.

"Straddle Period" means any Tax Period beginning before and ending after the Effective Time.

"Taxes" means (a) any taxes, assessments, fees and unclaimed property and escheat obligations, imposed by any Governmental Entity, including net income, gross income, profits, gross receipts, net receipts, capital gains, net worth, doing business, license, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, stock, stamp, document, filing, recording, registration, authorization, franchise, excise, withholding, social security (or similar), fuel, excess profits, windfall profit, severance, extraction, production, net proceeds, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability, (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above, and (c) any transferee liability in respect of Taxes described in clauses (a) and (b) above or payable by reason of assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

"Tax Period" means any period prescribed by any Taxing Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

"Tax Return" shall mean any return, report, declaration, or similar statement or form required to be filed with a Taxing Authority with respect to any Tax (including any attached schedules and related or supporting information), including any information return, claim for refund, amended return or declaration of estimated Tax, and including any amendment thereof.

"Taxing Authority" means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax.

"Transfer Taxes" means any and all transfer Taxes (excluding Income Taxes, Severance Taxes and Property Taxes), including sales, use, excise, goods and services, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, land transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

ARTICLE 2
 PURCHASE AND SALE

2.1 Purchase and Sale.  Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from the Seller, and the Seller agrees to sell, assign and deliver to Buyer, the Assets for the consideration specified in Section 2.3.

2.2 Effective Time.  The purchase and sale of the Assets shall be effective as of June 1, 2018, at 12:01 a.m., Central Time (the "Effective Time").

2.3 Purchase Price.  The total consideration for the Assets shall be Three Hundred Twenty-Three Thousand Dollars ($323,000) (the "Purchase Price").  The Purchase Price shall be subject to adjustment in accordance with the terms and conditions set forth in this Agreement (as adjusted, the "Closing Amount").  At Closing, Buyer shall pay to the Seller the Closing Amount by wire transfer of immediately available funds.

2.4 Adjustments to Purchase Price and Settlement Statement.  The Purchase Price shall be adjusted according to this Section 2.4 without duplication.  A draft settlement statement (the "Settlement Statement") shall be delivered by Buyer to the Seller at least three (3) Business Days prior to Closing, together with all documents reasonably necessary to support Buyer's proposed adjustments to the Purchase Price.  The Settlement Statement shall set forth the Purchase Price as adjusted as provided in this Section 2.4 using the best information available to Buyer as of the date the Settlement Statement is provided to the Seller.  When available, actual figures will be used for the adjustment to the Purchase Price at Closing.  No later than one (1) business day prior to Closing, the Seller shall deliver to Buyer a written report containing the Seller's proposed changes to the Settlement Statement, together with all documents reasonably necessary to support such proposed changes.  The Parties shall agree on the Settlement Statement prior to Closing, which will be used to adjust the Purchase Price at Closing.

(a) Proration of Costs and Revenues.

(i) Buyer's Account.  Except as expressly provided otherwise in this Agreement, and subject to the occurrence of Closing, Buyer shall be entitled to (A) all production of Hydrocarbons from or attributable to the Leases, Lands, or Wells at and after the Effective Time and the Hydrocarbons in Tanks (and all products and proceeds attributable thereto) and (B) all other income, proceeds, receipts and credits with respect to the Assets attributable to the period at and after the Effective Time. Buyer shall be responsible for (and entitled to any refunds with respect to) (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise) all Operating Expenses (as defined in Section 2.4(b) below) in each case, attributable to any period at and after the Effective Time.

(ii) Seller's Account.  Except as expressly provided otherwise in this Agreement, the Seller shall be entitled to (A) all Hydrocarbon production from or attributable to the Leases, Lands, or Wells prior to the Effective Time (other than the Hydrocarbons in Tanks) (and all products and proceeds attributable thereto) and (B) all other income, proceeds, receipts and credits with respect to the Assets attributable to the period prior the Effective Time.; and the Seller shall be responsible for (and entitled to any refunds with respect to) (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise) all Operating Expenses attributable to any period prior to the Effective Time.

(iii) For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.4(a), (A) liquid Hydrocarbons shall be deemed to be "from or attributable to" the Leases, Lands, or Wells when they pass through the pipeline connecting into the storage facilities into which they are run or into tanks connected to the Wells and (B) gaseous Hydrocarbons shall be deemed to be "from or attributable to" the Leases, Lands, or Wells when they pass through the royalty measurement meters, delivery point sales meters or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the well).  The Seller shall use commercially reasonable efforts to utilize reasonable interpolative procedures, consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available.

(b) Operating Expenses.  The term "Operating Expenses" means all capital expenses (including all capital expenditures authorized by Section 8.1(a)) and operating expenses incurred in the ownership, development and operation of the Assets in the ordinary course of business and, where applicable, in accordance with any relevant operating agreement, if any, and all Lease acquisition costs, Lease rental and maintenance costs, and all Burdens incurred in connection with the Leases or the production and sale of Hydrocarbons therefrom; provided, however, that the term "Operating Expenses" does not include any Income Taxes, Asset Taxes or Transfer Taxes.  "Operating Expenses" shall not include any overhead, general and administrative expenses and any other monthly charges from the Seller or its Affiliates for the period between the Effective Time and the Closing Date.

(c) Downward Adjustments.  To calculate the Closing Amount, the Purchase Price shall be adjusted downward, by the following:

(i) an amount equal to all Operating Expenses attributable to the Assets for the period prior to the Effective Time that are actually paid by the Buyer after the Closing Date;

(ii) the amount of all Asset Taxes allocable to the Seller in accordance with Section 9.2 that are the obligation of the Buyer;

(iii) the value of any Casualty Loss pursuant to Section 8.2(b);

(iv) an amount equal to the aggregate Suspense Amounts; and

(v) any other amount provided in this Agreement or otherwise agreed to in writing by the Parties as a downward adjustment to the Purchase Price.

(d) Well Imbalance Adjustments.  To calculate the Closing Amount, the Purchase Price will be adjusted downward or upward, as appropriate, by an amount equal to the well imbalances existing as of the Effective Time multiplied by the average value on an MMbtu basis at the wellhead for sales of production by the Seller during the calendar month in which the Effective Time occurs.

(e) Adjustments to Purchase Price.

(i) All adjustments to the Purchase Price shall be made (a) in accordance with the terms of this Agreement and, to the extent consistent with this Agreement, in accordance with generally accepted accounting principles in the United States, as consistently applied in the oil and gas industry and (b) without duplication (in this Agreement or otherwise).

(ii) Should Buyer receive after Closing any proceeds, income or other amounts to which the Seller is entitled under Section 2.4(a), Buyer shall fully disclose, account for and promptly remit (in any event within 30 days after the end of the calendar month in which such amounts were received) the same to the Seller.  If, after Closing, the Seller receives any proceeds, income or other amounts with respect to the Assets to which Buyer is entitled pursuant to Section 2.4(a), the Seller shall fully disclose, account for, and promptly remit (in any event within thirty (30) days after the end of the calendar month in which such amounts were received) the same to Buyer.

(iii) Should Buyer pay after Closing any Operating Expenses for which the Seller is responsible under Section 2.4(a), the Seller shall reimburse Buyer promptly (in any event within 30 days after the end of the month of its receipt) after receipt of an invoice with respect to such Operating Expenses, accompanied by copies of the relevant vendor or other invoice and proof of payment..

(iv) After Closing, Buyer shall handle all joint interest audits and other audits of Operating Expenses covering the period for which the Seller is in whole or in part responsible under Section 2.4(a), provided that Buyer shall not agree to any adjustments to previously assessed costs for which the Seller is responsible without the prior written consent of the Seller. Buyer shall promptly (in any event within five (5) days of its receipt) provide the Seller with a copy of all applicable audit reports and written audit agreements received by Buyer and relating to periods for which the Seller is wholly or partially responsible.  Buyer shall notify the Seller within five (5) days of the initiation of any such audit.

ARTICLE 3
 BUYER'S ACCESS

3.1 Access to Assets.  Subject to Section 3.3, upon execution of this Agreement up to and including the Closing Date (or earlier termination of this Agreement pursuant to the terms herein), the Seller will make the Assets available, or will cause the Assets to be made available, at reasonable times during normal business hours, to Buyer and its agents, contractors, legal counsel, accountants and other representatives ("Buyer's Representatives").

3.2 Access to Records.  From the date hereof and through the Closing Date (or earlier termination of this Agreement pursuant to the terms herein), the Seller shall provide Buyer and Buyer's Representatives reasonable access to the Records in the Seller's possession by electronic means or at the offices of the Seller, and shall make available to Buyer and Buyer's Representatives, upon reasonable notice during normal business hours, the Seller's personnel knowledgeable with respect to the Assets.

3.3 Indemnification.  Buyer hereby indemnifies, defends, and holds harmless each Seller Indemnified Party from and against any and all Losses arising out of, resulting from or relating to any field visit conducted by Buyer or any Buyer's Representative with respect to the Assets.

ARTICLE 4
 [RESERVED]

ARTICLE 5
 SPECIAL WARRANTY OF TITLE

5.1 Special Warranty of Title.  Upon Closing, the Seller shall represent and warrant title to the Assets unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under the Seller or any of its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances and any lien or encumbrance arising in connection with any Indebtedness subject to a Pay-Off Letter.

ARTICLE 6
THE SELLER'S REPRESENTATIONS AND WARRANTIES

The Seller makes the following representations and warranties to Buyer.

6.1 Organization/Qualification/Power.  The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Louisiana.  The Seller has delivered to Buyer a true and correct copy of the governing documents of the Seller, which are in full force and effect on the date hereof.  The Seller has all requisite corporate power and authority to carry on its business as presently conducted.

6.2 Authorization and Enforceability.  The Seller has all requisite power and authority to execute and deliver, as applicable, this Agreement and each of the agreements required to be executed and delivered by the Seller hereunder, to consummate the Transaction and to perform all the terms and conditions hereof and thereof to be performed by it under such agreements.  The execution, delivery and performance of this Agreement and the Transaction are duly and validly authorized by all requisite action on the part of the Seller.  Assuming the due authorization, execution and delivery by Buyer, this Agreement constitutes, and at Closing each of the agreements required to be executed and delivered by the Seller hereunder will constitute, the Seller's legal, valid and binding obligation, enforceable in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at Law.

6.3 Liability for Brokers' Fees.  Neither the Seller nor any Affiliate of the Seller has incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the Transaction for which Buyer shall have any responsibility whatsoever.

6.4 No Bankruptcy.  There are no bankruptcy, reorganization, liquidation or receivership proceedings pending, being contemplated by the Seller, or to the Knowledge of the Seller, threatened in writing against the Seller.

6.5 Litigation.  There are no actions, suits or proceedings in any court or by or before any Governmental Authority, or to the Knowledge of the Seller, threatened in writing, against the Seller or that would reasonably be expected by the Seller to have any material effect of the Seller or its Assets or materially impair the Seller's or the Seller's ability to consummate the Transaction.

6.6 Taxes.

(a) All material Tax Returns of the Seller have been timely filed (taking into account applicable extensions of time to file) with the appropriate Taxing Authority and all such Tax Returns are complete and accurate in all material respects.  All Taxes due and owing by the Seller (whether or not shown or required to be shown on any Tax Returns) have been paid and all such Taxes incurred but not yet due and owing have either been paid or properly accrued in accordance with U.S. generally accepted accounting principles.

(b) All material Taxes required to be withheld by the Seller have been withheld and, to the extent required by Law, timely paid to the appropriate Taxing Authority or properly accrued.

(c) There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Seller.

(d) There are no material security interests on any of the Assets that arose in connection with Liens or any failure (or alleged failure) to pay any Taxes.

(e) Seller is not a party to any Tax allocation, Tax sharing or similar agreement, Tax indemnity obligation or similar agreement, or other agreement or arrangement with respect to Taxes that could affect the Tax liability of Buyer.

(f) None of the Assets are subject to any partnership within the meaning of subchapter K of Chapter 1 of Subtitle A of the Code.

6.7 No Lien, No Violation.  The execution, delivery and performance of this Agreement by the Seller will not (a) violate any provision of the Seller's governing documents, (b) create a lien, mortgage, security interest, pledge, charge, or similar encumbrance on the Assets or trigger an outstanding security interest in the Assets that will remain in existence after Closing, (c) violate, or be in conflict with, any agreement or instrument to which the Seller is a party and which affects the Assets and (d) to the Seller's Knowledge, violate or be in conflict with any Law applicable to the Seller.

6.8 Material Agreements.

(a) Except for the Leases, to the Seller's Knowledge, all Contracts that are material to the ownership and operation of the Assets are those agreements set forth on Schedule 6.8(a) (collectively, the "Material Agreements").

(b) Except as set forth on Schedule 6.8(b), there exist no material defaults under the Material Agreements by the Seller or, to the Seller's Knowledge, by any other Person that is a party to such Material Agreements.

6.9 Hydrocarbon Sales Contracts.  To the Seller's Knowledge, the Seller is not obligated under any Contract for the sale of Hydrocarbons from the Assets containing a take-or-pay, advance payment or prepayment provision.

6.10 Insurance.  As of the Execution Date, the Seller has maintained, and through the Closing Date will maintain, with respect to the Assets, the insurance coverage in amounts and on terms that are commercially reasonable and customary in the circumstances.

6.11 Governmental Authorizations.  The Seller has timely filed for or obtained and is maintaining all material federal, state and local governmental licenses, permits, orders, legally enforceable policies, exemptions, variances, waivers, authorizations, certificates, and consents that are presently required for the operation of the Assets as currently operated by the Seller (collectively "Governmental Authorizations").

6.12 Hedge Agreements. Neither the Assets nor the production therefrom are subject to any Hedge Agreements with respect to which Buyer will have any obligations after the Closing Date.

6.13 Rentals, Royalties and Other Payments.  To the Seller's Knowledge, all rentals, royalties and other payments due under the Assets have been properly and timely paid.

6.14 Required Consents.  To the Seller's Knowledge, there are no consents from Third Parties to assign, transfer or convey any Asset, the failure of which to obtain would cause (a) the assignment to Buyer of any portion of the Asset to be void or voidable, (b) the termination of a Lease under the express terms thereof or (c) give rise to a claim for damages as a result of the failure to obtain such consent and none of the Assets, or any portion thereof, is subject to any preferential rights to purchase that may be applicable to the transactions contemplated by this Agreement.

6.15 Suspense Accounts and Division of Interest.  Schedule 6.15 sets forth complete and accurate information regarding all proceeds of production held in suspense by the Seller or third parties with respect to the operation of the Assets by the Seller (the "Suspense Amounts") as of the Closing and (b) any division of interest of the Seller and all supporting documentation regarding those royalty owners, overriding royalty owners, working interest owners or other owners for whom Seller disburses proceeds of production.

6.16 Certain Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Article 6, (i) THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AND (ii) THE SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO SUCH PERSON BY ANY MEMBER OF SELLER INDEMNIFIED PARTIES).

(b) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Article 6, THE SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (vii) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THE SELLER, ANY OF ITS AFFILIATES OR ANY THIRD PARTIES WITH RESPECT TO THE ASSETS, (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS (INCLUDING, ANY BUYER'S REPRESENTATIVE) IN CONNECTION WITH THE TRANSACTION OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ITEMS PROVIDED IN CONNECTION WITH Article 3), AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, AND BUYER (FOR ITSELF AND ON BEHALF OF ITS AFFILIATES) WAIVES ALL RIGHTS OF A PURCHASER UNDER LAW TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE OR OTHER CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS AND THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS" WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE).

(c) THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 6.16 ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSE OF ANY LAW.

ARTICLE 7
 BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer makes the following representations and warranties:

7.1 Organization and Standing.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and is duly qualified to carry on its business in each state where failure to be so qualified could adversely affect the Assets or the consummation of the Transaction.

7.2 Power.  Buyer has the requisite power and authority to execute and deliver this Agreement and perform its obligations under this Agreement.

7.3 Authorization and Enforceability.  The execution, delivery and performance of this Agreement and the agreements to be executed and delivered by Buyer hereunder and the Transaction contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer.  Assuming the due authorization, execution and delivery by the Seller, this Agreement constitutes, and at Closing each of the agreements required to be executed and delivered by Buyer hereunder will constitute, Buyer's legal, valid and binding obligations, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at Law.

7.4 Liability for Brokers' Fees.  Neither Buyer nor any Affiliate of Buyer has incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the Transaction for which the Seller shall have any responsibility whatsoever.

7.5 Litigation.  There is no action, suit, proceeding, claim or investigation by any Person or Governmental Authority pending or, to Buyer's Knowledge, threatened against it before any Governmental Authority that materially impedes or is likely to materially impede Buyer's ability to consummate the Transaction.

7.6 No Violation.  The execution, delivery and performance of this Agreement by Buyer will not (a) violate any provision of Buyer's governing documents, (b) violate, or be in conflict with, any provision of any agreement or instrument to which Buyer is a party, or require any consent, approval, authorization or permit of, or filing with or notification to, any Person, (c) to Buyer's Knowledge, violate or be in conflict with any judgment, decree or order applicable to Buyer as party in interest or any Law applicable to Buyer, in each case, except for any matters as would not, individually or in the aggregate, reasonably be expected to adversely affect Buyer's ability to consummate the Transaction and perform its obligations under this Agreement.

ARTICLE 8
 COVENANTS AND AGREEMENTS

8.1 Covenants and Agreements of the Seller.  The Seller covenants and agrees with Buyer as follows:

(a) Operations Prior to Closing.  Except as otherwise consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned) or provided in this Agreement, from the Execution Date until Closing (the "Interim Period"), the Seller and Buyer shall cooperate to operate the Assets in a good and workmanlike manner consistent with past practices and in compliance in all material respects with applicable Laws.  During the Interim Period, the Seller shall cooperate with Buyer to pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with such operations.

(b) Restriction on Operations.  Subject to Section 8.1(a), unless the Seller obtains the prior written consent of Buyer (which consent shall not be unreasonably delayed, withheld or conditioned) to act otherwise, the Seller will use good faith efforts within the constraints of the applicable operating agreements and other applicable agreements not to:

(i) convey or dispose of any material part of the Assets (other than replacement of equipment or sale of Hydrocarbons in the regular course of business);

(ii) let lapse the Seller's insurance now in force with respect to the Assets;

(iii) modify or terminate any Material Agreement;

(iv) enter or agree to enter into any agreement that, if in existence as of the Execution Date, would be a Material Agreement;

(v) waive, release, assign, settle or compromise any claim, action or proceeding relating to the Assets.

(c) Notices of Claims.  The Seller shall promptly notify Buyer, if during the Interim Period the Seller receives written notice of any claim, suit, action or other proceeding affecting the Assets or written notice of any material default under the Leases or Contracts.  The Seller shall notify Buyer of any written proposal from a third party to engage in any material transaction (e.g., a farmout) with respect to the Assets.

(d) Pay-Off Letters; Release of Indebtedness.  The Seller will request each holder of Indebtedness set forth on Schedule 8.1(d) to prepare and deliver to Buyer a pay-off letter in form and substance reasonably satisfactory to Buyer (each, a "Pay-Off

Letter"), at least one (1) Business Day prior to the Closing Date, setting forth (i) the amounts required to be paid at the Closing to the holder of such Indebtedness pursuant to the terms of such Indebtedness (the "Pay-Off Amount"), if any, and (ii) the commitment of such creditor to release all Liens by a form of release reasonably acceptable to Buyer (the "Lien Releases"), if any, which they may hold on the Assets, immediately upon receipt of all payments validly owing to each holder of Indebtedness as provided for in the Pay-Off Letters, which Pay-Off Letters will be updated, as necessary, up to Closing.  "Indebtedness" means, without duplication, with respect to the Assets, the outstanding principal amount of, accrued and unpaid interest on, discounts, fees, and penalties on, and any other payment obligations existing under any and all of the following, whether or not contingent: (A) indebtedness for borrowed money, (B) payment obligations evidenced by notes, bonds, debentures or similar contractual arrangements and (C) guarantees or other commitments or obligations by which the Seller assures a creditor against the items described in clause (A) or (B) preceding.

8.2 Covenants and Agreements of the Parties.

(a) Cooperation and Good Faith.  Upon the terms and subject to the conditions set forth in this Agreement, Buyer and the Seller will use their respective reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction, including using reasonable efforts to: (i) cause the conditions set forth in Article 10 to be satisfied and (ii) execute or deliver any additional instruments reasonably necessary to consummate the Transaction and to fully carry out the purposes of this Agreement; provided, however, that the foregoing provisions of this Section 8.2(a) will not require any Party to perform, satisfy or discharge any obligations of any other Party under this Agreement or otherwise.

(b) Casualty Loss.  Prior to Closing, if a portion of the Assets is destroyed or materially damaged by fire or other casualty or if a portion of the Assets is taken or threatened to be taken in condemnation or under the right of eminent domain ("Casualty Loss"), the Purchase Price shall be reduced by an amount equal to the damage (or value in the event of a condemnation or eminent domain) of such Asset.  Subject to the provisions of this Section 8.2(b) if there is a reduction in the Purchase Price pursuant to this Section 8.2(b), then the Seller shall retain the right but not the obligation, for sixty (60) days after the Closing Date, to attempt to cure any such Casualty Loss at the Seller's sole cost and liability.  If the Seller elects to cure such Casualty Loss, the Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility or replace any real property with real property of similar nature and kind if such property is acceptable to Buyer in its sole discretion.  If the Seller cures the Casualty Loss to Buyer's reasonable satisfaction, then (i) Buyer shall promptly pay the Seller the amount of the reduction in the Purchase Price for such Casualty Loss pursuant to this Section 8.2(b) and (ii) the Seller shall be entitled to all insurance proceeds relating to such Casualty Loss.  If the Seller does not cure the Casualty Loss to Buyer's reasonable satisfaction (or does not attempt to cure any such Casualty Loss), then Buyer shall be entitled to all insurance proceeds relating to such Casualty Loss.

ARTICLE 9
 TAX MATTERS

9.1 Transfer Taxes.  Notwithstanding any requirement of Law, and notwithstanding anything else to the contrary in this Agreement, all Transfer Taxes shall be paid by the Seller.  The Seller shall timely file all Tax Returns required to be filed in respect of Transfer Taxes.  The Seller's preparation of any Tax Returns for Transfer Taxes shall be subject to Buyer's reasonable approval, which approval shall not be unreasonably withheld or delayed.  The Seller and Buyer shall reasonably cooperate with each other to share information reasonably needed for the preparation and filing of Tax Returns and other documentation relating to Transfer Taxes as may be required by applicable Law.

9.2 Apportionment of Asset Taxes.

(a) Property Taxes shall be deemed attributable to the period during which ownership of the applicable Assets gives rise to liability for such Property Taxes, and liability therefor allocated to the Seller for (i) all taxable periods ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time, and to Buyer for (A) all taxable periods beginning at or after the Effective Time and (B) the portion of any Straddle Period beginning at the Effective Time.  For purposes of determining the allocations described in this Section 9.2(a), Property Taxes pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Property Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.

(b) Severance Taxes shall be deemed attributable to the period during which the production of the Hydrocarbons with respect to such Severance Taxes occurred, and liability therefor shall be allocated to the Seller for pre-Effective Time Severance Taxes and to Buyer for Post-Effective Time Severance Taxes.

(c) To the extent the actual amount of an Asset Tax is not determinable at the time an adjustment to the Purchase Price is to be made with respect to such Asset Tax pursuant to Section 2.4, (i) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (ii) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Sections 9.2(a) and (b).

(d) Buyer shall be entitled to all rights to any refunds of Asset Taxes allocable to Buyer pursuant to Sections 9.2(a) and (b) regardless of when received.  The Seller shall be entitled to all rights to any refunds of Asset Taxes allocable to the Seller pursuant to Sections 9.2(a) and (b) regardless of when received.  If a Party or any of its Affiliates receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 9.2(d), such receiving Party shall forward to the other Party the amount of such refund within thirty (30) days after such refund is received, net of any reasonable costs or expenses incurred by such receiving Party in procuring such refund.

9.3 Post-Closing Tax Matters.  After Closing, each Party shall:

(a) reasonably cooperate and assist the other (i) in preparing any Tax Returns relating to any Tax relating to the Assets, and (ii) in qualifying for any exemption or reduction in Tax that may be available;

(b) reasonably cooperate in preparing for any audits, examinations or other Tax proceedings by, or disputes with, any Taxing Authority regarding any Tax relating to the Assets;

(c) make available to the other, and to any Taxing Authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed in connection with the Assets;

(d) provide timely notice to the other in writing of any pending or threatened Tax audit, examination, or assessment that could reasonably be expected to affect the other's Tax liability under applicable Law or this Agreement (a "Tax Controversy"), and to promptly furnish the other with copies of all correspondence with respect to any Tax Controversy; and

(e) allow the other Party to participate, at its own expense, in any Tax Controversy, and not settle any Tax Controversy without the prior written consent of the other Party, which may not be unreasonably withheld, conditioned or delayed.

ARTICLE 10
CONDITIONS PRECEDENT TO CLOSING

10.1 The Seller's Conditions.  The obligations of the Seller at Closing are subject, at the option of the Seller, to the satisfaction or waiver at or prior to Closing of the following conditions precedent:

(a) All representations and warranties of Buyer contained in this Agreement are true and correct at and as of Closing in accordance with their terms as if such representations and warranties were remade at and as of Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date) except where the failure to be so true and correct (without giving effect to any limitation or qualification as to materiality), individually or in the aggregate has not and would not reasonably be expected to materially impair the ability of Buyer to consummate the Transaction and perform its obligations hereunder;

(b) Buyer has performed and satisfied (in all material respects) all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to Closing;

(c) No order has been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at Closing;

(d) All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Transaction contemplated by this Agreement and to be filed, occurred or obtained prior to Closing will have been filed, occurred, or been obtained; and

(e) Buyer shall be ready, willing and able to deliver those deliverables specified in Section 12.3 as being delivered by Buyer at Closing.

10.2 Buyer's Conditions.  The obligations of Buyer at Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to Closing of the following conditions precedent:

(a) All representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects at and as of Closing in accordance with their terms as if such representations and warranties were remade at and as of Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date);

(b) The Seller has performed and satisfied (in all material respects) all covenants and agreements required by this Agreement to be performed and satisfied by the Seller at or prior to Closing;

(c) No order has been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing;

(d) All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Transaction contemplated by this Agreement and to be filed, occurred or obtained prior to Closing will have been filed, occurred, or been obtained; and

(e) The Seller shall be ready, willing and able to deliver those deliverables specified in Section 12.3 as being delivered by the Seller at Closing.

ARTICLE 11
 RIGHT OF TERMINATION

11.1 Termination.  This Agreement may be terminated in accordance with the following provisions:

(a) by mutual written consent of the Parties;

(b) by the Seller, if the conditions set forth in Section 10.1 are not satisfied or are not capable of satisfaction at such time through no fault of the Seller or any, or are not waived by the Seller, as of the Closing Date;

(c) by Buyer, if the conditions set forth in Section 10.2 are not satisfied or are not capable of satisfaction at such time through no fault of Buyer, or are not waived by Buyer, as of the Closing Date;

(d) by the Seller, if, through no fault of the Seller, Closing does not occur on or before August 31, 2018;

(e) by Buyer, if, through no fault of Buyer, Closing does not occur on or before August 31, 2018;

(f) by Buyer or the Seller in the event that the aggregate reduction to the Purchase Price due to Casualty Events exceeds ten percent (10%) of the unadjusted Purchase Price;

provided, however, that neither Party shall have the right to terminate this Agreement pursuant to clause (b), (c), (d) or (e) above if such Party is at such time in material breach of any provision of this Agreement.

If Buyer or the Seller terminates this Agreement pursuant to this Section 11.1 and asserts that a breach of this Agreement has occurred, the notice of termination shall include a statement describing the nature of the alleged breach together with supporting documentation.

11.2 Liabilities Upon Termination.

(a) Buyer's Default.  If Closing does not occur because (i) the Seller has the right to terminate this Agreement pursuant to Section 11.1(b) based upon Buyer wrongfully failing to tender performance at Closing or otherwise breaching this Agreement prior to Closing and all of the conditions to Closing under Section 10.2 have been satisfied or waived, or (ii) the Seller has the right to terminate this Agreement pursuant to Section 11.1(d), and at the time of such assertion of termination Buyer has no existing right to assert termination under Section 11.1(c), 11.1(e) or 11.1(f), or is in material breach of this Agreement, and in each case, the Seller is not in material breach of this Agreement and is willing and able to close, the Seller shall be entitled to elect to (1) sue for damages relating to the failure of Buyer to close in accordance with the terms and conditions set forth in this Agreement, or (3) pursue the remedy of specific performance of the Agreement.  The Parties agree that the damages that would be suffered by the Seller as a result of Buyer's breach would be difficult to estimate and that the liquidated damages described herein represent a reasonable estimation of such damages and do not constitute a penalty.

(b) The Seller's Default.  If Closing does not occur because either the Seller wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement prior to Closing, and in either case, Buyer is not in material breach of this Agreement and is willing and able to close, Buyer shall be entitled to elect to (1) sue for damages relating to the failure of the Seller to close in accordance with the terms and conditions set forth in this Agreement or (2) pursue the remedy of specific performance of the Agreement.

ARTICLE 12
 CLOSING

12.1 Date of Closing.  The "Closing" of the transaction contemplated under this Agreement (the "Transaction") shall be held on August 31, 2018, or such other date as the Parties may agree.  The date Closing actually occurs is referred to herein as the "Closing Date."

12.2 Place of Closing.  The Closing shall be held at the offices of Buyer in Tulsa, Oklahoma or at such other place as the Parties may agree in writing.

12.3 Closing Obligations.  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) the Seller shall have executed and delivered to Buyer the Assignment and Bill of Sale in the form of Exhibit E duly executed by the Seller;

(b) the Seller and Buyer shall each deliver a certificate duly executed by an officer thereof confirming that the conditions set forth in Sections 10.2(a) and (b) and 10.1(a) and (b), respectively, have been satisfied;

(c) the Parties shall execute and deliver the Settlement Statement agreed to in accordance with Section 2.4;

(d) the Seller shall execute and deliver to Buyer a certificate of non-foreign entity status whereby the Seller certifies that it is not a "foreign person" within the meaning of Section 1445 of the Code;

(e) Buyer shall cause the Closing Payment to be paid by wire transfer of immediately available funds to the account(s) designated by the Seller in writing;

(f) each Person listed on Schedule 8.1(d) shall deliver a Pay-Off Letter addressed to Buyer signed by such Person and Buyer shall cause the applicable Pay-Off Amount to be paid to each such Person by wire transfer of immediately available funds to the account(s) designated by the Seller in writing conditioned upon their delivery of the Lien Releases;

(g) the Seller shall deliver, or cause to be delivered, the Lien Releases and a recordable form of release of any other pledges, mortgages, financing statements, fixture filings and security agreements, if any, affecting the Assets; and

(h) the Parties shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 13
 POST-CLOSING OBLIGATIONS

13.1 Records.  The Seller shall make any Records or copies of Records held by the Seller or its Affiliates available for pick-up by Buyer (at Buyer's sole cost and expense) at Closing to the extent possible, but in any event within five (5) days after Closing.  The Seller may retain copies of the Records.  Buyer agrees that the Records will be maintained in compliance with all applicable Laws governing document retention for a minimum of six (6) years following the Closing Date.  During such six (6) year period following the Closing Date, Buyer will provide the Seller, its Affiliates and their respective officers, employees and representatives with access (for review and copying at the Seller's expense), during normal business hours, to the Records and to other materials received or produced after the Closing relating to any indemnity claim made under Section 14.1.

13.2 Seller Marks.  Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the words "Cardinal" or any derivative thereof of any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the "Seller Marks").  From and after the Closing, Buyer agrees (a) to cease using the Seller Marks in any manner, directly or indirectly, (b) to remove, strike over or otherwise obliterate all Seller Marks from the Assets, and (c) to use commercially reasonable efforts to cause any third parties identified by the Seller prior to Closing that use or license Seller Marks in respect of the Assets to remove, strike over or otherwise obliterate all Seller Marks from all materials owned, possessed or used by such third parties within ninety (90) days after the Closing Date. The Parties agree, because damages would be an inadequate remedy, that a Party seeking to enforce this Section 13.2 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at law or in equity.

13.3 Further Assurances.  From time to time after Closing, the Parties shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the Transaction, including but not limited to assurances that the Parties are financially capable of performing any indemnification required hereunder.

ARTICLE 14
ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION; DISCLAIMERS

14.1 Indemnification.  "Losses" shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, awards, judgments and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; provided, however, "Losses" shall not include exemplary, punitive, special, consequential, incidental or indirect damages, including lost profits or diminution of value or any loss of goodwill or possible business after the Closing, whether actual or prospective.

After Closing, the Parties shall indemnify each other as follows:

(a) The Seller's Indemnification of Buyer.  The Seller shall defend, indemnify, and save and hold harmless, Buyer, its Affiliates, and their respective officers, directors, employees, agents, stockholders, partners, members, managers, attorneys, consultants, advisors and representatives ("Buyer Indemnified Parties"), from and against all Losses which arise directly or indirectly from or in connection with (i) any breach by the Seller of any of the Seller's representations or warranties in Article 6 of this Agreement or in any closing certificate delivered by the Seller pursuant to Section 12.3(b), (ii) any failure of the Seller to perform the Seller's covenants or agreements hereunder, and (iii) any Seller Taxes.

(b) Buyer's Indemnification of the Seller.  If Closing occurs, Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless the Seller, its Affiliates and their respective officers, directors, employees, agents, stockholders, partners, members, managers, attorneys, consultants, advisors and representatives ("Seller Indemnified Parties"), from and against all Losses which arise directly or indirectly from or in connection with (i) any breach by Buyer of any of Buyer's representations or warranties in Article 7 of this Agreement or in any closing certificate delivered by Buyer pursuant to Section 12.3(b), (ii) any failure of Buyer to perform Buyer's covenants hereunder, and (iii) any Buyer Taxes.

14.2 Limitations on Indemnities.

(a) The indemnities in Section 14.1(a) and Section 14.1(b) shall terminate as of the end of the Survival Period of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a Claim Notice has been delivered to the Indemnifying Party on or before end of the applicable Survival Period.

(b) Notwithstanding anything to the contrary, in no event shall the Seller have any liability for indemnification for breaches of representations and warranties under Section 14.1(a)(i) until and unless the aggregate amount of the liability for Losses related to Claims for which Claim Notices are delivered by any Buyer Indemnified Parties exceed one percent (1%) of the unadjusted Purchase Price (the "Aggregate Claim Deductible") and then only to the extent such Losses exceed the Aggregate Claim Deductible.  The maximum liability of the Seller for indemnification pursuant to Section 14.1(a)(i) with respect to Losses suffered by the Buyer Indemnified Parties shall not exceed twenty-five percent (25%) of the unadjusted Purchase Price (the "Indemnification Cap").

(c) In no event shall any Indemnified Party be entitled to duplicate compensation with respect to the same Loss, liability, damage, cost, expense, claim, under more than one provision of this Agreement and the various documents delivered in connection with Closing, or for which an Indemnified Party received the benefits of an adjustment to the Purchase Price pursuant to any other provision of this Agreement.

14.3 Procedure.  The indemnifications contained in Section 14.1 shall be implemented as follows:

(a) Claim Notice.  The Party seeking indemnification under the terms of this Agreement ("Indemnified Party") shall submit a written "Claim Notice" to the other Party ("Indemnifying Party") which, to be effective, must be delivered prior to the end of the applicable Survival Period and must state:  (i) to the extent reasonably possible the amount of each payment claimed by an Indemnified Party to be owing, (ii) to the extent reasonably possible the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed.  The amount claimed shall be paid by the Indemnifying Party to the extent required herein within thirty (30) days after receipt of the Claim Notice, or after the amount of such payment has been finally established as provided in Section 14.3(b), whichever last occurs.

(b) Information.  Within thirty (30) days (or such lesser time as is required to respond to such third party claim) after the Indemnified Party receives notice of a claim or legal action by a third party that may result in a Loss for which indemnification may be sought under this Article 14 (a "Claim"), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party provided that the failure of the Indemnified Party to give written notice of a Claim as provided in this Section 14.3 shall not relieve the Indemnifying Party from its obligations under this Agreement except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend the Claim or otherwise materially prejudices the Indemnifying Party's ability to defend against the Claim.  If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim.  At the election of the Indemnifying Party, which must be made within sixty (60) days after receipt of such notice and not thereafter, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party's choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its prior written consent.  If the Indemnifying Party elects to assume control, (i) all reasonable expenses incurred by the Indemnified Party in connection with the investigation or defense of the Claim, legal action or other matter prior to the time the

Indemnifying Party assumes control shall be reimbursed and paid by the Indemnifying Party, (ii) any expenses incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party except for reasonable expenses incurred in connection with providing information or assistance to the Indemnifying Party as required by this Section 14.3, and (iii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter but shall be reimbursed and paid for such expenses as provided for in this Section 14.3.  Before such election is made or in the absence of such an election, the Indemnified Party shall use its best efforts to defend any Claim, legal action or other matter and shall be reimbursed and paid by the Indemnifying Party for all reasonable expenses incurred in such defense.  Before such election is made or in the absence of such election, the Indemnified Party may settle any Claim, legal action or other matter for which notice has been provided as required by Section 14.3(a), but only with the consent of the Indemnifying Party, which consent may not be unreasonably withheld.  If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party's position with respect to such Claim.

ARTICLE 15
 MISCELLANEOUS

15.1 Schedules.  The Schedules and Exhibits to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

15.2 Expenses.  Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or the Seller in negotiating this Agreement or in consummating the Transaction shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

15.3 Notices.  All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below and shall be delivered personally, or sent by bonded overnight courier or mailed by United States Express Mail or by certified or registered United States Mail with all postage fully prepaid or sent by electronic mail (provided any such electronic mail is confirmed by written confirmation by the receiving Party), addressed to the Seller, or Buyer, as appropriate, at the address for such Person shown on Schedule 15.3 or at such other address as the Seller or Buyer shall have theretofore designated by written notice delivered to the other Party pursuant hereto.  All notices shall be addressed as set forth on Schedule 15.3.

Any notice given in accordance with this Section 15.3, shall be deemed to have been given only when delivered to the addressee in person, or by courier, or transmitted by electronic mail transmission, in each case, during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Seller and Buyer may change the address and electronic mail addresses to which such communications are to be addressed by giving written notice to the other in the manner provided in this Section 15.3.

15.4 Amendments.  Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by all Parties.

15.5 Assignment.  No Party shall assign all or any portion of its respective rights or delegate all or any portion of its respective duties under this Agreement without the written consent of the other Parties, which consent shall not be unreasonably withheld.  Any assignment of this Agreement shall not relieve the assigning Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment.

15.6 Headings.  The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

15.7 Counterparts; Electronic and Fax Signatures.  This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.  Electronic and fax signatures shall be considered originals and binding.

15.8 References and Interpretation.  References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities.  All references in this Agreement to Exhibits, Schedules, Articles, Sections, and other subdivisions refer to the Exhibits, Schedules, Articles, Sections, and other subdivisions of this Agreement unless expressly provided otherwise.  The words "this Agreement," "herein," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases "this Section" and "this Section" and similar phrases refer only to the Sections or Sections hereof in which the phrase occurs.  The word "or" is not exclusive, and "including" (and its various derivatives), means "including without limitation." In the event an ambiguity or question of intent or interpretation of this Agreement arises, this Agreement shall be construed as if jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party as a result of authorship or drafting of any provision of this Agreement.  The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes, as prepared through the joint efforts of the Parties, and shall not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution thereof.

15.9 Governing Law.  This Agreement and the Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with and governed by the Laws of the State of Louisiana.  Each of the Parties hereby submits to the exclusive jurisdiction of any United States federal or Louisiana state court sitting in Lafayette Parish, Louisiana.  Each of the Parties irrevocably waives, to the fullest extent not prohibited by Law, any objection that any of them may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

15.10 Entire Agreement.  This Agreement constitutes the entire understanding among the Parties, their respective partners, members, trustees, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

15.11 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any adverse manner to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.

15.12 Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

15.13 Survival of Warranties, Representations and Covenants.  All representations and warranties contained in Article 6 or Article 7 of this Agreement shall terminate on the date that is one (1) year after the Closing Date; all other representations and warranties shall terminate upon the Closing unless expressly provided otherwise in this Agreement.  Except as otherwise provided herein, the covenants, indemnities and agreements contained in the Agreement shall survive Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.  Each applicable survival period may be referred to as a "Survival Period."

15.14 No Third-Party Beneficiaries.  This Agreement is intended only to benefit the Parties hereto, the Buyer Indemnified Parties, the Seller Indemnified Parties, and their respective permitted successors and assigns.

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IN WITNESS WHEREOF, the Parties execute this Agreement as of the Execution Date.

SELLER:

Cardinal Exploration and Production Company

By:         /s/ Stephen W. Kent II
Name:    Stephen W. Kent II
Title:      President

BUYER:

Empire Louisiana LLC

By:         /s/ Thomas W. Pritchard
Name:    Thomas W. Pritchard
Title:      Chief Executive Officer

Signature Page to Purchase and Sale Agreement